EXHIBIT 21.1

SUBSIDIARIES OF CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics Global Corporation (Delaware, U.S.)
Cabot Microelectronics Polishing Corporation (Delaware, U.S.)
QED Technologies International, Inc. (Delaware, U.S.)
Cabot Microelectronics Japan KK (Japan)
Nihon Cabot Microelectronics KK (Japan)
Cabot Microelectronics Singapore Pte. Ltd. (Singapore)
Epoch Material Co., Ltd. (Taiwan)